Calculation of Filing Fee Tables
S-8
MARINEMAX INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, $0.001 par value	Other	415,000	$ 30.56	$ 12,682,400.00	0.0001381	$ 1,751.44
Total Offering Amounts:						$ 12,682,400.00		$ 1,751.44
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,751.44
Offering Note
[1]	1 Proposed Maximum Aggregate Offering Price Per Unit: Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the New York Stock Exchange on April 20, 2026. Amount Registered: Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (the "Registration Statement") shall also cover any additional shares of Common Stock of MarineMax, Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant's common stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources